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                       October 12, 2022

       Yael Steiner
       Associate General Counsel
       10X Capital Venture Acquisition Corp. II
       1 World Trade Center, 85th Floor
       New York, NY 10007

                                                        Re: 10X Capital Venture
Acquisition Corp. II
                                                            Preliminary Proxy
Statement on Form 14A
                                                            Filed September 16,
2022
                                                            File No. 001-40722

       Dear Yael Steiner:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance